Safeway 401(k)

Savings Plan

Financial Statements for the Years Ended

December 31, 2007 and 2006, Supplemental

Schedule as of December 31, 2007 and

Report of Independent Registered Public

Accounting Firm

SAFEWAY 401(k) SAVINGS PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-12

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2007:

Form 5500, Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2007	13-15

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Savings Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2007 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 27, 2008

SAFEWAY 401(K) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2007 AND 2006

(In thousands)

	2007	2006
ASSETS:
Investments at fair value:
Mutual funds	$72,020	$78,000
Synthetic guaranteed investment contracts	34,309	35,327
Safeway Inc. common stock	29,447	32,911
Traditional guaranteed investment contracts	6,641	5,514
Common/collective trusts	4,013	3,827
Short-term investment funds	2,789	4,707
Participant loans	2,776	2,753

Total investments	151,995	163,039

Receivables:
Due from broker for securities sold	25	110
Participant contributions	68	64
Interest and dividends receivable	14	6

Total receivables	107	180

Total assets	152,102	163,219
LIABILITIES:
Excess contributions payable to participants	67	—
Due to broker for securities purchased	—	137
Accrued administrative expenses	48	48

Total liabilities	115	185

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	151,987	163,034
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(316)	312

NET ASSETS AVAILABLE FOR BENEFITS	$151,671	$163,346

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(In thousands)

	2007	2006
ADDITIONS:
Investments income:
Net (depreciation) appreciation in fair value of investments	$(2,320)	$16,747
Interest and dividends	8,024	6,059

Total investment income	5,704	22,806
Participant contributions	2,748	3,154

Total additions	8,452	25,960

DEDUCTIONS:
Benefits paid to participants	(19,928)	(14,643)
Administrative expenses	(199)	(166)

Total deductions	(20,127)	(14,809)

(DECREASE) INCREASE IN NET ASSETS	(11,675)	11,151

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	163,346	152,195

End of year	$151,671	$163,346

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Savings Plan (the “Plan”) is provided for general information only. The following description reflects all Plan amendments through December 31, 2007. In 1997, Safeway Inc. (“Safeway”) acquired all of the outstanding common stock of The Vons Companies, Inc. (the “Company”). Vons has remained the Plan Sponsor with a change in the Plan Administrator to the Benefit Plans Committee of Safeway. Effective July 1, 1997, the Plan was amended to substantially conform to the Safeway 401(k) Plan and Trust. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions.

General—The Plan is a defined contribution plan which generally covers Vons active non-union employees having at least one year of service, age 21 or older, and not participating in any other qualified defined contribution plan of Safeway. Employees hired subsequent to July 1, 1997 participate in the Safeway 401(k) Plan and Trust. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). A portion of the Plan is designated as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in Safeway Inc. common stock to elect to receive dividends paid as cash or reinvested in additional shares of Safeway Inc. common stock.

Contributions—Employees may elect to contribute between 1% and 50% of their eligible pay, up to a maximum of $15,500 and $15,000 for the years ended December 31, 2007 and 2006, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted.

Participants age 50 or over by December 31, 2007 are eligible to contribute an additional $5,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Merrill Lynch.

Investment Options—Participants may direct their contributions in any one or a combination of investment funds and Safeway Inc. common stock. The Plan’s current investment offerings include short term investments, mutual funds, Safeway Inc. common stock and investment contracts. Participants may change their investment options on a daily basis.

Vesting—Participants are vested immediately in their contributions plus actual earnings thereon.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay $1 per month for administrative expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the balance in the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2007 and 2006, respectively, there were 200 and 209 loans outstanding with interest rates ranging from 5.00% to 10.50%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active or inactive participant may take a hardship withdrawal if there is an immediate and significant financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in Safeway Inc. common stock) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant’s balance is $1,000 or less, the participant will receive an immediate lump sum distribution. Distributions are taxed as ordinary income and are subject to income tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time, subject to the provisions set forth in ERISA. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the fair value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common stock is valued at quoted market prices. Participant loans are valued at the outstanding loan balances.

In accordance with FASB Staff Position AAG INV-1 and Statement of Position No. 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”), the statements of net assets available for benefits present investment contracts at fair value, as well as an additional line item showing an adjustment of the fully benefit-responsive contracts from fair value to contract value. The statements of changes in net assets available for benefits is presented on a contract value basis and is not affected by the FSP.

Fair value of investment contracts is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. Synthetic guaranteed investment contracts (“GICs”) include underlying investments that are stated at fair value. Fair value of the underlying investments is determined by the issuer of the synthetic GIC based on quoted market prices and a fair value estimate of the wrapper contracts. Wrapper contracts guarantee that there will be no loss of principal or accrued interest. Fair market value of the wrapper contracts is estimated by converting the basis points assigned to the wrap fees into dollars and comparing cost to replacement value. At December 31, 2007 and 2006, the fair values of the wrapper contracts are considered to be zero because there is substantially no difference between cost and replacement values.

Common collective trust funds are stated at fair value as determined by the issuer of the common collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in benefit-responsive investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

New Accounting Pronouncements— In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Plan is currently assessing the impact of SFAS No. 157 on its financial statements.

Payment of Benefits—Benefit payments to participants are recorded upon distribution.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (the “Code”) limits.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of traditional guaranteed investment contracts presented in Note 5 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Risks and Uncertainties—The Plan utilizes various investment instruments, including common stock, mutual funds and investment contracts. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2007 and 2006 were as follows (in thousands):

	2007	2006
BlackRock S&P 500 Index Fund	$32,282	$35,628
Safeway Inc. common stock	29,447	32,911
PIMCO Total Return Fund	12,251	12,487
ING International Value Fund	8,707	**
RS Partners Fund	8,529	***
Evergreen Small Cap Value Fund	***	10,475

**	Less than 5% of net assets.
***	Evergreen Small Cap Value Fund was removed from the Plan in 2007. Balances were transferred to RS Partners Fund.

During the years ended December 31, 2007 and 2006, net (depreciation) appreciation of assets recorded at fair value, including net realized gains and losses was as follows (in thousands):

	2007	2006
Mutual funds	$(1,909)	$6,101
Safeway Inc. common stock	(411)	10,646

Total (depreciation) appreciation	$(2,320)	$16,747

4.	INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan and related trust, as then designed, is qualified under the Code. Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	GUARANTEED INVESTMENT CONTRACTS

The Plan invests in guaranteed investment contracts (“GICs”) issued by insurance companies and other financial institutions as part of the Interest Income Fund (the “Fund”). The guaranteed investment contracts are fully-benefit responsive and are recorded in the financial statements at fair value and then adjusted to contract value in accordance with the FSP. The Fund invests in both traditional GICs and synthetic GICs, as described below:

Traditional GICs—Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully-compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest). The traditional GICs in the Fund provide a fixed rate of interest over the term to maturity of the contract; therefore, crediting rates do not reset.

Synthetic GICs—A synthetic GIC is an investment contract (otherwise known as a wrap contract) issued by an insurance company or bank, backed by a portfolio of bonds that are owned by the Fund. The Fund has two synthetic GICs each having a pro-rata share of one wrapped portfolio. The assets underlying the synthetic GICs are maintained separate from the contract issuer’s general assets, usually by a third party custodian. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of synthetic GICs can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract. For synthetic contracts, the Fund uses crediting rate calculations which adjusts the current yield of the bonds by a portion of the current gain or loss that is built into the wrap contracts at the measurement date. These crediting rates are reset quarterly and cannot be less than zero. The crediting rate of synthetic contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the portfolio to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

Certain events limit the ability of the Fund to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax-qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund. The Plan Administrator does not believe that the occurrence of any such market value event which would limit the Fund’s ability to transact at contract value with participants is probable.

Guaranteed investment contracts in the Fund do not permit issuers to terminate the agreement prior to the scheduled maturity date. The wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager or issuer to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the book value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts that permit the issuer to terminate at market value generally provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Also, wrap contracts permit the issuer or investment manager to elect at any time to convert the wrapped portfolio to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying fixed-income portfolio on the date of the amortization election (“Amortization Election”). After the effective date of an Amortization Election, the fixed-income portfolio must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the wrapped portfolio by such termination date.

The average yield on guaranteed investment contracts was computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date. For the years ended December 31, 2007 and 2006, the average yield was 4.90% and 5.31%, respectively.

The average crediting interest rate was computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date. The average crediting interest rate was 4.98% and 5.00% at December 31, 2007 and 2006, respectively.

The portfolio holdings in the Fund as of December 31, 2007 and December 31, 2006 are shown below (in thousands):

	As of December 31, 2007
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund*	AAA/Aaa	$2,460		$–
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29116	AA/Aa2	2,247		8
Prudential GA-62121-211	AA/Aa2	2,030		(27)
Principal Life #7-07491-001	AA/Aa2	2,364		(41)
Common/Collective Trust:
SEI Stable Asset Fund #190947	AAA/Aaa	4,013		105
Synthetic Guaranteed Investment Contracts:
State Street Bank #99002	AAA/Aaa	17,093	–	(180)
Wrapper		–	–	–
Transamerica Life #TDA-76893-TR-O	AAA/Aaa	17,216	–	(181)
Wrapper		–	–	–

Total		$47,423	–	$(316)

* Amount is net of cash of $329 related to pending transactions

	As of December 31, 2006
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund	AAA/Aaa	$4,707		$–
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29116	AA/Aa2	2,122		52
New York Life GA-31444	AA+/Aaa	1,187		12
Principal Life #7-07491-001	AA/Aa2	2,205		9
Common/Collective Trust:
SEI Stable Asset Fund #190947	AAA/Aaa	3,827		114
Synthetic Guaranteed Investment Contracts:
State Street Bank #99002	AAA/Aaa	17,613	–	62
Wrapper		–	–	–
Transamerica Life #TDS-76893-TR-O	AAA/Aaa	17,714	–	63
Wrapper		–	–	–

Total		$49,375	$–	$312

6.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2007 and 2006, the Plan received $234,776 and $206,248, respectively, of dividend income on Safeway Inc. common stock.

Certain Plan investments are managed or significantly influenced by Merrill Lynch, trustee of the Plan. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $129,118 and $132,601 in 2007 and 2006, respectively.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements to the Form 5500 (in thousands):

December 31, 2007
Net assets available for benefits per the financial statements	$151,671
Adjustment from contract to fair value for fully benefit-responsive investment contracts	316

Net assets available for benefits per the Form 5500	$151,987

December 31, 2007
Decrease in net assets per the financial statements	$(11,675)
Adjustment from contract to fair value for fully benefit-responsive investment contracts	316

Net decrease in net assets available for benefits per the Form 5500	$(11,359)

* * * * * *

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2007

(Dollars in thousands)

Asset Name and Description		Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts:
	Bank of America Credit Card Trust, floating rate	$511
	Countrywide Asset-Backed Certificates, floating rate	721
	Countrywide Home Loans, floating rate	798
	Centex Home Equity, 3.173%	483
	Citibank Credit Card Issuance, floating rate	440
	FTN Financial Auto Securitization, 3.1%	82
	Federal Home Loan Mortgage Trust, floating rate	1,302
	Fannie Mae, 5.35%	612
	Goldman Sachs Alt-A, floating rate	726
	Goldman Sachs Mortgage Participation Security, floating rate	274
	HSBC Household Home Equity Loan Trust, floating rate	488
	JP Morgan Mortgage Acquisition, 5.83%	401
*	Merrill Lynch Mortgage Investors, floating rate	145
	Northstar Education Finance, 4.74%	369
	Oil and Gas Royalty Trust, 5.09%	417
	PSE&G Trans Funding LLC, 6.89%	1,093
	SLM Student Loan Trust, floating rate	751
	Saxon Asset Securities Trust, floating rate	237
	United Community Financial Corp Home Equity Loan, floating rate	340
	United Community Financial Corp Home Equity Loan, 5.935%	125
	Banc of America Commercial Mortgage, 5.787%	1,163
	Bear Stearns Commercial Mortgage Sec, 7.78%	739
	Federal Home Loan Mortgage Trust, floating rate	416
	Goldman Sachs Mortgage Securities Corp II, 3.452%	453
	GE Capital Commercial Mortgage, 3.091%	238
	Greenwich Capital Commercial Funding, 3.312%	464
	JP Morgan Chase Commercial Mortgage, 4.999%	960
	JP Morgan Chase Commercial Mortgage, 3.635%	261
	JP Morgan Chase Commercial Mortgage, 3.845%	244
	LB Commercial Conduit Mortgage Trust, 6.68%	702
	LB UBS Commercial Mortgage Trust, 3.323%	455
*	Merrill Lynch Mortgage Trust, 3.563%	537
*	Merrill Lynch/Countrywide Commercial, 4.277%	682
	Morgan Stanley Capital I, 4.478%	293
	PNC Mortgage Acceptance Corp, 6.36%	788
	Prudential Mortgage Capital Fund, 6.232%	193
	Prudential Mortgage Capital Fund, 6.605%	2,011
	Fannie Mae, 5%	1,953
	Fannie Mae, 5.5%	1,015

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2007

(Dollars in thousands)

Asset Name and Description		Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts (continued):
	Freddie Mac, 5.5%	$899
	Bank of America Alternative, 5.5%	381
	Bank of America Alternative, 5%	405
	Countrywide Home Loans, 5%	544
	Federal Home Loan Mortgage Trust, 5%	211
	Fannie Mae, 5%	736
	Federal Home Loan Mortgage Trust, 4.5%	745
	Fannie Mae, 5.5%	591
	First Horizon Asset Securities, 4.75%	428
	First Horizon Mortgage Pass-Through, floating rate	554
	JP Morgan Mortgage Trust, 4.07%	568
	Washington Mutual, 4.5%	52
	US Treasury Note, 4 5/8%	739
	US Treasury Note, 4 5/8%	526
	US Treasury Note, 4 5/8%	533
	US Treasury Note, 4 7/8%	1,697
	US Treasury Note, 4 3/4%	1,396
	US Treasury Note, 4 1/8%	1,670
	US Treasury Note, 3 7/8%	513
	US Treasury Note, 3 1/4%	602
	Unsettled investment purchases	(3,363)

Traditional Guaranteed Investment Contracts:
	Metropolitan Life GAC 29116, 3.72%	2,247
	Prudential GA-62121-211, 4.37%	2,030
	Principal Life #7-07491-001, 4.96%	2,364

Common / Collective Trusts:
	SEI Stable Asset Fund #190947, 4.24%	4,013

Short Term Investment Funds:
*	Merrill Lynch Institutional Fund	2,789

Common Stock:
*	Safeway Inc. common stock (860,777 shares)	29,447

Mutual Funds:
*	BlackRock S&P 500 Index Fund (1,792,462 units)	32,282

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2007

(Dollars in thousands)

Asset Name and Description		Current Value
	Mutual Funds (continued):
	PIMCO Total Return Fund (1,145,997 units)	$12,251
	ING International Value Fund (468,604 units)	8,707
	Chesapeake Core Growth Fund (152,796 units)	3,073
	RS Partners Fund (276,815 units)	8,529
	Forward Emerald Growth Fund (296,905 units)	3,779
	Hotchkis & Wiley Large Cap Value Fund (166,938 units)	3,399

*	Participant Loans (200 loans, interest ranging from 5.00% to 10.50%)	2,776

	TOTAL	$151,995

	* Represents a party-in-interest transaction.